PLEDGE OF SHARES AGREEMENT

Dated 31 July 2014

BETWEEN

3D PIONEER SYSTEMS INC.
(the "Pledgor")

AND

DELTOID HOLDINGS LTD
(the "Pledgee")

AND

3D PIONEER SYSTEMS MALTA (HOLDING) LTD
(the "Company")

PLEDGE OF SHARES AGREEMENT

AN AGREEMENT ("the Agreement" or "the Pledge Agreement") made this 31 day of July 2014.

BETWEEN

Of the first part:

3D Pioneer Systems Inc., a company registered under the laws of Nevada, United States with registration number E0265902008-9 and having its registered office address at 4100 Neil Road, Suite 500, Reno, Nevada 89511, United States (hereinafter referred to as the "Pledgor");

of the second part:

Deltoid Holdings Ltd, a company registered under the laws of Gibraltar with registration number 108598 and having its registered office address at Suite 7 Hadfield House, Library Street, Gibraltar (hereinafter referred to as the "Pledgee");

and of the third part:

3D Pioneer Systems Malta (Holding) Ltd, a company registered under the laws of Malta with registration number C 64335 and having its registered address at 43A/1 St Paul's Buildings, West Street, Valletta VLT 1532, Malta (hereinafter referred to as the "Company").

WHEREAS:

(A)	The Company has an issued share capital of one thousand, two hundred Euro (€1,200), divided into one thousand two hundred (1,200) ordinary shares of one Euro (€1) each;

(B)	The Pledgor holds the above-mentioned one thousand two hundred (1,200) ordinary shares in the Company, numbered 1 – 1,200, both numbers included;

(C)	By virtue of a letter loan agreement executed by and between the Pledgor and the Pledgee on the 31th of July 2014, (the "Loan Agreement") the Pledgee advanced to the Pledgor a loan in the amount of one hundred thousand United States Dollars (USD100,000) subject to such terms and conditions as specified therein;

(D)	Pursuant to the Loan Agreement, the Pledgor has undertaken to procure the registration of a pledge over the one thousand two hundred (1,200) ordinary shares held by the Pledgor in the Company in terms of Recital (B) above (the "Pledged Shares") in order to secure the Pledgor's obligations under the Loan Agreement, which obligations including any other derivative, ancillary and/or incidental obligations shall for the purposes of this Agreement be referred to as the "Secured Indebtedness";

(E)	The Pledgor has agreed to pledge the Pledged Shares to the Pledgee in accordance with the terms of this Agreement;

(F)	The Parties are, therefore, executing this Agreement so as to establish and regulate the terms and conditions under which the pledge of the Pledged Shares shall take place and under which the release and termination of such pledge shall be effected.

NOW IT IS HEREBY AGREED AS FOLLOWS:

1.	INTERPRETATION

1.1	Unless a contrary indication appears, any reference in this Agreement to:

(i)	this Agreement includes the Recitals thereto, which form an integral part of this Agreement for all intents and purposes;

(ii)	a Recital or Clause is to a recital or clause to this Agreement (as the case may be);

(iii)	the masculine, feminine or neuter gender respectively includes the other genders and references to the singular include the plural (and vice versa);

(iv)	"including" means "including without limitation" (with related words being construed accordingly), "in particular" means "in particular but without limitation" and other general words shall not be given a restrictive interpretation by reason of their being preceded or followed by words indicating a particular class of assets, matters or things;

(v)	a "person" includes any individual, firm, company or other corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of them and any reference to any party includes its successors in title, permitted assignees and permitted transferees;

(vi)	a provision of law is to that provision as amended, re-enacted or replaced from time to time and includes any subordinated legislation in force under it from time to time;

1.3	The clause and paragraph headings are for ease of reference only and shall not affect the meaning of this Agreement.

2.	PLEDGE

2.1	The Pledgor hereby pledges to the Pledgee who accepts the Pledged Shares as a continuing security for the due and punctual performance of all the obligations (whether actual, future, contingent or otherwise) of the Pledgor under or pursuant to the Loan Agreement and, for the avoidance of doubt, including this Pledge Agreement.

2.2	It is expressly agreed that this pledge is being granted to the Pledgee as security for the Secured Indebtedness.

2.3	This pledge confers upon the Pledgee the right to obtain payment out of the Pledged Shares (whether through sale thereof, appropriation or otherwise) with preference over other creditors as provided by the Civil Code (Chapter 16 of the Laws of Malta) in virtue of the special privilege accorded by law under article 2009(a) of the said Code.

2.4	The Company hereby acknowledges and declares to have received notice of the pledge constituted hereby for all intents and purposes and the Company hereby undertakes and agrees to record such pledge in the Company's Register of Members.

2.5	Nothing in this Agreement shall be construed as placing on the Pledgee any liability whatsoever in respect of any calls, instalments or other payments relating to the Pledged Shares or to any rights, shares or other securities accruing, offered or arising as aforesaid, and the Pledgor shall at all times indemnify and hold harmless the Pledgee against and from all demands made against it, payments made by it, and costs, expenses, damages, losses or other liabilities incurred or suffered by it at any time in respect of any such calls, instalments or other payments as aforesaid.

2.6	In furtherance of the pledge of shares contemplated herein, the Pledgor is contemporaneously delivering to the Pledgee, who accepts, the share certificate/s relating to the Pledged Shares which are on the date hereof issued in the capital of the Company and hereby undertakes to insert an annotation in the said share certificate referring to this Pledge Agreement in the form set out in Schedule 2 hereof.

2.7	The Pledgor hereby grants its consent, irrevocably and without reservation, to the Pledgee to notify the Malta Registrar of Companies of this Agreement by filing the statutory notice (Form T2) in the form set out in Schedule 1 hereof immediately upon the execution of this Agreement.

3.	REPRESENTATION AND WARRANTIES

3.1	The Company and the Pledgor represent and warrant to the Pledgee that:

(a)	the Pledgor is the full legal and beneficial owner of the Pledged Shares and has good and marketable title thereto and no other person enjoys any right whatsoever over or in respect of such Pledged Shares, except for the Pledgee under this Agreement;

(b)	throughout the continuance of this Pledge Agreement and so long as the Secured Indebtedness or any part thereof remains owing, unfulfilled or unperformed to any extent, no further shares in the Company (in excess of the issued share capital as specified in Recital (A) hereinabove) shall be issued and/or allotted to the Pledgor and/or any third party/ies without the prior written consent of the Pledgee;

(c)	the Pledged Shares have been validly issued;

(d)	other than in accordance with this Pledge Agreement or with the prior written consent of the Pledgee, the Pledgor shall not exercise any right to dispose of the Pledged Shares;

(e)	the Company has not issued or granted or resolved or agreed to issue or grant any option or other right to subscribe for or acquire in any manner whatsoever any additional shares or other securities therein or thereof to any person; and

(f)	throughout the continuance of this Pledge Agreement and so long as the Secured Indebtedness or any part thereof remains owing, unfulfilled or unperformed to any extent, no further shares in the Company (in excess of the issued share capital as specified in Recital (A) hereinabove) shall be issued and/or allotted to the Pledgor and/or any third party/ies without the prior written consent of the Pledgee.

(g)	no Encumbrance exists over the Pledged Shares (except as created under or pursuant to this Pledge Agreement). For the purposes of this clause and other provisions of this Agreement where the term is used, "Encumbrances" means and includes any hypothec, privilege or other encumbrance whatsoever.

3.2	The Pledgor undertakes and agrees with the Pledgee that throughout the continuance of this Pledge Agreement and so long as the Secured Indebtedness or any part thereof remains owing, unfulfilled or unperformed to any extent, the Pledgor will, unless the Pledgee otherwise agrees in writing:

(a)	not create or attempt or agree to create or permit to arise or exist any Encumbrance over the Pledged Shares or any interest therein or otherwise assign, deal with or dispose in any manner whatsoever of the Pledged Shares (except under or pursuant to this Pledge Agreement).

(b)	procure that the Company shall not, and the Company hereby undertakes and agrees with the Pledgee that it shall not, itself acquire or issue or grant or resolve or agree to issue or grant any option or other right to subscribe for or acquire in any manner whatsoever shares or other securities therein or thereof to any person or increase, consolidate, sub-divide or reduce the capital of the Company or in any way modify the rights attached to any shares or other securities in or of the Company or take any steps to place the Company into liquidation or administration or pass any resolution or take any other step for (or which will or may lead to) its dissolution or winding-up or its merger, amalgamation, re-construction, re-organisation or division, and the Pledgor further undertakes and agrees not to vote in favour of nor do or cause or permit to be done anything which would or could lead to any of the matters contemplated in this paragraph (b) taking effect;

(c)	procure, and the Company hereby undertakes and agrees with the Pledgee, that no amendment or supplement is made to the memorandum or articles of association for the time being of the Company which would have a material adverse effect on the performance by the Pledgor of his obligations under this Pledge Agreement or on the rights and remedies of the Pledgee under this Pledge Agreement;

(d)	not do or cause or permit to be done anything which may in any way depreciate, jeopardise or otherwise prejudice the value of the Pledgee's security hereunder;

(e)	obtain and maintain in full force and effect all governmental and other authorisations necessary for the performance of its obligations hereunder; and

(f)	at its cost and expense and subject to any instructions, directions or contrary indications which may be given by the Pledgee in each case, warrant and defend all the rights, title and interest of the Pledgor and the Pledgee in and to the Pledged Shares against all claims, demands and pretensions of all persons whomsoever, and the Pledgor shall inform the Pledgee of any such threatened or actual claim or demand or pretension whatsoever by any person immediately upon becoming aware of the same.

3.3	Moreover, the Pledgor represents to the Pledgee that it is neither insolvent in terms of the Companies Act, 1995, (i.e. unable to pay its debts in terms of Article 214(2)(a)(ii) thereof), nor will it, as a consequence of entering into this Pledge Agreement become insolvent.

3.4	The foregoing representations and warranties given by the Company and the Pledgor are true and accurate as at the date of this Pledge Agreement.

4.	TERMINATION AND RELEASE OF PLEDGE

4.1	Subject to other provisions in this Pledge Agreement, upon performance, satisfaction and discharge in full of the Secured Indebtedness the Pledgee shall, at the request and cost of the Pledgor, (i) forthwith terminate this Pledge Agreement in such form as may be agreed to by the Parties; (ii) discharge the security created by this Agreement; and (iii) release all documents, if any, held by it hereunder to the Pledgor.

5.	RIGHTS ATTACHING TO THE PLEDGED SHARES

5.1	Prior to the occurrence of a Specified Event (as defined hereunder in this clause):

(a)	notwithstanding the provisions of the second proviso to Article 122(14) of the Companies Act (Chapter 386 of the Laws of Malta and hereinafter referred to as the "Companies Act") the Pledgor shall be exclusively entitled to receive all dividends or interests payments due on the Pledged Shares;

(b)	the Pledgor shall be exclusively entitled to exercise all voting and other rights and powers attaching to the Pledged Shares;

(c)	all notices of meetings required by Maltese law and/or the memorandum and articles of association of the Company shall be sent to the Pledgor, who shall have the right to attend the same itself.

For the purposes of this clause and other provisions of this Agreement where the term is used: (i) "Dividends" means and includes all dividends, interest and other sums whatsoever which are or may become (or which would, but for the provisions of this Agreement, be or become) payable to the Pledgor in its capacity as holder of the Pledged Shares, and for the avoidance of doubt (but without limitation) it includes any tax refunds, credits or other benefits which may be granted or claimed in terms of relevant law in respect of or in connection with or otherwise on the distribution of any of the aforesaid Dividends; and (ii) "Specified Event" means the occurrence of an event of default of any term or condition of the Loan Agreement or if there is a breach of any terms of the Pledge Agreement and should the Pledgee have given notice to the Pledgor declaring that all or part of the Secured Indebtedness has become immediately due and payable.

5.2	Without prejudice to the provisions of clause 6 hereunder, if a Specified Event occurs, and upon notice being given by means of a judicial act served by the Pledgee on both the Pledgor and the Company in terms of Article 122 (6) of the Companies Act, the Pledgee shall be vested with all rights pertaining to the Pledgor under or in respect of the Pledged Shares and, in particular, and without prejudice to the generality of the foregoing:

(a)	all dividends and interests payments due on the Pledged Shares shall be paid to and shall be received by the Pledgee which shall apply the same towards reducing or in satisfaction or discharge of the Secured Indebtedness;

(b)	all voting and/or consensual powers attaching to the Pledged Shares shall vest in the Pledgee and the Pledgee shall exercise such powers for all purposes of, and in accordance with the terms of, this Pledge Agreement;

(c)	all notices of meetings required by Maltese law and/or the memorandum and articles of association of the Company shall be sent to the Pledgee, who shall have the right to attend the same itself.

5.3	In the circumstances where a Specified Event has occurred (notice whereof, if necessary, has been given as provided in clause 5.2), the Pledgor hereby irrevocably authorises the Pledgee (who declares to have an interest in this mandate), with full power of substitution, to sign on its behalf any proxies or other documents which the Pledgee may require to enable the Pledgee to exercise such voting and other rights and powers attaching to the Pledged Shares or any part thereof.

6.	REMEDIES

6.1	Upon the occurrence of a Specified Event, the Pledgee may exercise in relation to the Pledged Shares all the rights and remedies possessed by it under this Pledge Agreement or granted to it by law or otherwise, and in particular (but without limitation):

(a)	exercise all rights attached to the Pledged Shares as provided in clause 5.2;

(b)	upon notice required by law, dispose of the Pledged Shares and set-off or apply the proceeds thereof towards reducing or in satisfaction or discharge of the Secured Indebtedness;

(c)	upon notice required by law, to appropriate and acquire the Pledged Shares and set-off or apply their value (determined as provided hereunder in this clause) towards reducing or in satisfaction or discharge of the Secured Indebtedness.

(d)	apply to the Courts for the sale by judicial auction of the Pledged Shares in accordance with the Civil Code (Chapter 16 of the Laws of Malta) and, in case of this remedy under this paragraph (e), it is hereby declared and agreed by the parties that the Pledged Shares have and shall be deemed to have a market value for the purposes of article 1970(4) of the said Civil Code, which article 1970(4) shall apply to any sale by judicial auction as aforesaid.

Provided that prior to the exercise of the rights granted to the Pledgee in terms of paragraphs (b) or (c) of this clause 6.1, the Pledgee shall be obliged to offer the Pledged Shares to other shareholders of the Company in accordance with any pre- emption rights relating to the transfer of shares as laid down in the memorandum or articles of the Company, and, failing such pre-emption rights, to all the other shareholders of the Company in proportion to their holdings. In either case the shareholders shall be entitled to purchase the Pledged Shares at their Fair Price determined in accordance with the provisions of Clause 6.2 hereunder. Such offer shall be kept open for at least ten (10) working days.

For the purposes of paragraphs (b) and (c) of this clause 6.1, the value of the Pledged Shares for the purposes of the disposal or appropriation mentioned therein shall be the Fair Price determined in accordance with the provisions of Clause 6.2 hereunder.

The remedies listed in this clause 6.1 are in addition to the remedies granted to the Pledgee under Maltese law and, insofar as it is necessary to do so, the Pledgor hereby irrevocably and unconditionally authorises the Pledgee to avail itself of all and any of the said remedies in protection of its rights.

6.2	The Fair Price of the Pledged Shares may be established by agreement between the Pledgor and the Pledgee after notice of default has been given by the Pledgee to the Pledgor in terms of the article 122(6) of the Companies Act, and no prior agreement thereon shall be valid.

Provided that, in case of disagreement, the Fair Value for the sale or appropriation of the Pledged Shares shall be determined by a certified public accountant or a certified public accountant and auditor appointed by the Civil Court, First Hall, on the application of the Pledgee.

7.	POWER OF ATTORNEY

7.1	The Pledgor hereby irrevocably and unconditionally appoints and authorises the Pledgee, who declares to have an interest in this mandate and accepts the same as part of its security, as its attorney (with full power of substitution) and in its name or otherwise on its behalf to sign, seal, execute, deliver, perfect and do all agreements, instruments, acts and things which may be required or which the Pledgee shall reasonably think proper or expedient for carrying out any obligations imposed on the Pledgor hereunder or for exercising and giving effect to any of the powers hereby conferred or for giving to the Pledgee the full benefit of the security constituted hereunder and so that the appointment hereby made shall operate to confer on the Pledgee authority to do on behalf of the Pledgor anything which the Pledgor can lawfully do by an attorney. The Pledgor ratifies and confirms and agrees to ratify and confirm any agreement, instrument, act or thing which such attorney or substitute may execute or do.

Without prejudice to any other authorisations given under any other provision of this Pledge Agreement, it is agreed by the parties that the powers granted by this clause 7 shall only be exercised after a Specified Event or after a material breach by the Pledgor of any of their obligations hereunder has taken place.

8.	WAIVER AND SEVERABILITY

8.1	No failure or delay by the Pledgee in exercising any right, power or remedy hereunder shall impair such right, power or remedy or operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy.

8.2	If at any time any provision of this Pledge Agreement is declared by any competent adjudicating authority to be or becomes illegal, invalid or unenforceable in any respect under the law of any relevant jurisdiction, the legality, validity and enforceability of such provision under the law of any other relevant jurisdiction, and the legality, validity and enforceability of the remaining provisions of this Pledge Agreement under the law of any jurisdiction, shall not in any way be affected or impaired.

9.	ASSIGNMENT AND TRANSFER

9.1	The rights and obligations of the Pledgee under this Pledge Agreement may be assigned and transferred (by novation or otherwise) and the Pledgor agrees and undertakes that, at any time and from time to time upon the written request of the Pledgee, it will (at the Pledgor's cost) promptly and duly enter into, execute and deliver to the Pledgee any and all such further agreements, instruments and documents and do all such acts and things as the Pledgee may reasonably require to give full effect and validity to or perfect such assignment or transfer, and to afford to such assignee of the Pledgee the full benefit of this Pledge Agreement.

9.2	The Pledgor may not assign or transfer (under any title and in any manner whatsoever) any of its rights or obligations under this Pledge Agreement.

10.	GOVERNING LAW AND JURISDICTION

10.1	This Agreement and the rights and obligations of the parties hereunder shall be governed by and construed in all respects in accordance with the laws of Malta.

10.2	The courts of Malta shall have sole jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a "Dispute") and, accordingly, each Party submits to the jurisdiction of the courts of Malta in case of any such Dispute.

11.            COUNTERPARTS

11.1	This Pledge Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were a single copy of this Pledge Agreement.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date above first written.

/s/ Marc X. Ellul
Name: Alexandros Tsingos Capacity: Director	Name: Marc X. Ellul, Director Capacity: ECE Nominees Ltd, Sole Director Deltoid Holdings Limited

SCHEDULE 1

NOTICES OF PLEDGE OF SHARES TO REGISTRAR

Form T (2)

No. of Company C 64335

COMPANIES ACT, 1995

Notice of a pledge of securities Pursuant to article 122 (2)

Name of Company: 3D Pioneer Systems Malta (Holding) Ltd

Delivered by:

To the Registrar of Companies:

I hereby give notice in accordance with article 122 (2) of the Companies Act, 1995 that with effect from __________ undermentioned securities have been   pledged as follows:

Pledgor (Name and Address)	Pledgee (Name and Address)	Securiti es
		Number	Type	Nomin al Value
3D Pioneer Systems Inc. Co. Reg. No. E0265902008- 9 4100 Neil Road, Suite 500 Reno Nevada 89511 United States	Deltoid Holdings Ltd Co. Reg. No. 108598 Suite 7, Hadfield House Library Street Gibraltar	1200	Ordinary Shares Fully- paid up	€1

Signature /s/ Alexandros Tsingos

f/ 3D Pioneer Systems Inc. The Pledgor	f/ Deltoid Holdings Ltd The Pledgee

/s/ Marc. X Ellul
Name: Alexandros Tsingos Capacity: Director f/ 3D Pioneer Systems Malta (Holding) ltd The Compa	Marc X. Ellul, on behalf of ECE Nominees Limited, Sole Director DELTOID HOLDINGS LTD.

Dated this 31st  day of  July  of the year 2014

SCHEDULE 2

ANNOTATION TO PLEDGE IN THE SHARE CERTIFICATE/S

These shares have been pledged in favour of Deltoid Holdings Ltd, a company registered under the laws of Gibraltar with registration number 108598 and having its registered office address at Suite 7 Hadfield House, Library Street, Gibraltar pursuant to a Pledge Agreement dated the _______________, 2014 between 3D Pioneer Systems Inc. in its capacity as Pledgor, Deltoid Holdings Ltd in its capacity as Pledgee and the Company.